                             Accountants' Consent
                             --------------------



The Board of Directors
Vistana, Inc. and Subsidiaries:


We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-35823 and 333-43067) of Vistana, Inc. of our report dated February 6, 1998, relating to the consolidated balance sheets of Vistana, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 annual report on Form 10-K of Vistana, Inc.


/s/ KPMG Peat Marwick LLP

Orlando, Florida
March 26, 1998